LAIDLAW INTERNATIONAL REPORTS FIRST QUARTER FISCAL 2006 RESULTS

- EBITDA Increased 22% to $155 Million
- $200 Million Share Buyback Program Launched
- Updated Fiscal 2006 Guidance
- Quarterly Dividend of $0.15 per Share Declared

NAPERVILLE, IL, January 5, 2006 — Laidlaw International, Inc. (NYSE: LI), a holding company for North America’s largest operators of school and inter-city bus transportation and a leading provider of public transit services, today reported financial results for its fiscal first quarter ended November 30, 2005. Laidlaw reported net income from continuing operations of $58 million or $0.58 per share for its first quarter fiscal 2006 as compared to net income from continuing operations of $25 million or $0.24 per share for first quarter fiscal 2005. The Company also announced a $200 million share buyback program.

“We are delighted with the results for the quarter,” said Kevin Benson, President and Chief Executive Officer. “The primary driver of our EBITDA growth was Greyhound’s operating improvement. Greyhound’s increase was due in part to its continued network restructuring, but also due to ticket price increases in a period of strong demand. However, we cannot rely on these first quarter trends continuing for the balance of the year.”

Mr. Benson added, “The announcement of the share buyback and the decision to return $200 million to our shareholders reflects both our strong cash position and our commitment to deliver value to our shareholders.”

First Quarter Results
Laidlaw reported consolidated revenue for the first quarter of $847 million, up 4% from $814 million in the prior year first quarter. We believe the high cost of gasoline during the quarter provided support for Greyhound’s price increases, while strong passenger demand offset revenue reductions due to changes to its network. Rate increases and new contracts at Education Services offset the effect of initiatives to exit low return school bus contracts.

EBITDA was $155 million in the quarter, up $28 million or 22% from the prior year, largely benefiting from Greyhound’s network changes and ticket price increases. During the quarter, Greyhound realized a one-time gain of $5 million from the resolution of a business interruption claim related to the September 11, 2001 terrorist attacks. EBITDA is a non-GAAP financial measure, representing operating income plus depreciation and amortization. A schedule reconciling EBITDA to income from continuing operations is provided as a supplement to this release.

Share Repurchase
The Board of Directors authorized the Company to repurchase up to $200 million of its common stock through open market or in privately negotiated transactions at the discretion of the Company’s management, and as market conditions warrant. The share repurchase program will be funded with available cash or by drawing on the Company’s revolving credit facility.

Additionally, the Board of Directors declared a dividend payable of $0.15 per share to the owners of the Company’s common stock. Stockholders of record as of February 3, 2006 will be paid the dividend on February 24, 2006. Dividends are reviewed quarterly and declared by the Board at its discretion.

As of November 30, 2005, the Company had cash and cash equivalents of $147 million and debt outstanding of $313 million. Net capital expenditures for the first quarter were $55 million, as compared to $20 million for the prior year first quarter.

Outlook
With one quarter of fiscal 2006 completed, the Company now anticipates fiscal 2006 revenue will increase one to three percent as compared to 2005. The previous guidance was for fiscal 2006 revenue to range from a decline of one percent to an increase of one percent as compared to 2005.

EBITDA for fiscal 2006 is now projected to range from $440 million to $470 million as compared to the Company’s previous guidance of $425 million to $450 million. The increase in EBITDA guidance incorporates Greyhound’s strong performance in the first quarter of fiscal 2006. We continue to project the improvement in consolidated EBITDA over prior year will come principally from the Greyhound segment.

Earnings per share guidance from continuing operations is now expected to range from $1.30 to $1.50 per share for fiscal 2006 as compared to the previous guidance of $1.20 to $1.35 per share, and reflects the expected impact of the announced share buyback program.

Net capital expenditures for fiscal 2006 are projected to be approximately $200 million to $235 million reflecting higher spending after two years of restraint at Education Services and an increase in bus lease buy-outs at Greyhound.

The company will hold a conference call hosted by senior management to discuss the financial results on Friday, January 6, 2006 at 10:00 a.m. (eastern time). A web cast of the conference call will be accessible at Laidlaw International’s website www.laidlaw.com.

To participate in the call, please dial:

800-370-0740 – (US and Canada)

973-409-9259 – (International)

A replay will be available immediately after the conference call through February 6, 2006. To access the replay, dial 877-519-4471 (U.S and Canada) or 973-341-3080 (International); access code: 6860768. Additionally, the web cast will be archived on the company’s website.

Certain statements contained in this press release, including statements regarding the status of future operating results and market opportunities and other statements that are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of terminology such as: believe, hope, may, anticipate, should, intend, plan, will, expect, estimate, continue, project, positioned, strategy and similar expressions. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to,

- Economic and other market factors, including competitive pressures and changes in pricing policies;
- The ability to implement initiatives designed to increase operating efficiencies or improve results;
- Costs and risks associated with litigation;
- Changes in interpretations of existing, or the adoption of new, legislation, regulations or other laws;
- The potential for rising labor costs and actions taken by organized labor unions;
- Continued increases in prices of fuel and potential shortages;
- Control of costs related to accident and other risk management claims;
- Terrorism and other acts of violence;
- The ability to produce sufficient future taxable income to allow us to recover our deferred tax assets;
- The ability to repurchase the Company’s common stock;
- Potential changes in the mix of businesses we operate; and
- The inability to earn sufficient returns on pension plan assets thus requiring increased funding.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. In light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures the Company makes on related subjects as may be detailed in the Company’s other filings made from time to time with the Securities and Exchange Commission.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport services and a leading supplier of public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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LAIDLAW INTERNATIONAL, INC.
Consolidated Statements of Operations
( $ in millions except per share amounts )
(unaudited)

	Three Months Ended November 30,
	2005	2004
Revenue	$846.8	$813.7
Compensation expense	406.7	403.6
Vehicle related costs	63.1	63.3
Fuel expenses	65.3	50.9
Insurance and accident claim costs	47.1	56.1
Occupancy costs	38.7	37.2
Depreciation and amortization	58.6	68.2
Other operating expenses	70.6	75.3

Operating income	96.7	59.1
Interest expense	(5.5)	(19.3)
Other income, net	1.8	1.4

Income from continuing
operations before income taxes	93.0	41.2
Income tax expense	(35.0)	(16.4)

Income from continuing operations	58.0	24.8
Income from discontinued operations	0.3	5.6

Net income	$58.3	$30.4

Basic earnings per share
Continuing operations	$0.58	$0.25
Discontinued operations	—	0.05

Net income	$0.58	$0.30

Diluted earnings per share
Continuing operations	$0.58	$0.24
Discontinued operations	—	0.05

Net income	$0.58	$0.29

Dividends per share	$0.15	$—

LAIDLAW INTERNATIONAL, INC.
Operating Highlights
( $ in millions )
(unaudited)

	Three Months Ended November 30,
	2005	2004
Revenue
Education services	$463.7	$451.9
Greyhound	304.6	284.8
Public transit	78.5	77.0
Consolidated	$846.8	$813.7

EBITDA
Education services	$115.4	$112.2
Greyhound	34.9	11.8
Public transit	5.0	3.3
Consolidated	$155.3	$127.3

EBITDA Margins
Education services	24.9%	24.8%
Greyhound	11.5%	4.1%
Public transit	6.4%	4.3%
Consolidated	18.3%	15.6%
Net Capital Expenditures	$54.5	$20.0

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.

LAIDLAW INTERNATIONAL, INC.
Reconciliation of Non-GAAP Financial Measures
( $ in millions )
(unaudited)

	Three Months Ended November 30,
	2005	2004
EBITDA	$155.3	$127.3
Depreciation and amortization	(58.6)	(68.2)
Interest expense	(5.5)	(19.3)
Other income, net	1.8	1.4
Income tax expense	(35.0)	(16.4)

Income from continuing operations	$58.0	$24.8

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the company believes it provides useful information regarding its ability to service or incur debt. EBITDA is not calculated the same way by all companies. We define EBITDA as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles (“GAAP”) and is not indicative of operating income or cash flow from operations as determined under GAAP.